EX-99.a.1.g

Aberdeen Funds

Certificate of Establishment and

Designation of Additional Series and Share Classes

The undersigned, Secretary of Aberdeen Funds (the “Trust”), a multi-series Delaware statutory trust registered as an open-end, management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”) does hereby certify that the following preambles and resolutions designating additional series of shares of the Trust were duly adopted by the Board of Trustees of the Trust on January 7, 2011 and January 20, 2011, all in accordance with the laws of the State of Delaware and pursuant to Article III, Section 1,5 and 6 and Article IV Section 3(b) of the Trust’s Amended and Restated Agreement and Declaration of Trust, and that such resolutions are incorporated by reference into the Amended and Restated Agreement and Declaration of Trust in accordance with Article III.

Creation of Aberdeen Asian Smaller Companies Fund (January 7, 2011)

WHEREAS, management recommends the creation of a new series of the Trust, Aberdeen Asian Smaller Companies Fund, with five classes: Class A, Class C, Class R, Institutional Class and Institutional Service Class; and

WHEREAS, management proposes the adoption of resolutions so that the new series may be established and designated, so that amendments to the Trust’s registration statement to add the new series may be filed with the U.S. Securities and Exchange Commission (“SEC”) and any necessary state securities filings may be made; and

WHEREAS, pursuant to Article III, Section 6, of the Declaration of Trust, the Trustees have the authority to establish and designate additional series of the Trust; and

WHEREAS, pursuant to Article III, Sections 1 and 6, of the Declaration of Trust, beneficial interests in the Trust may be divided into an unlimited number of transferable shares (“Shares”), and the Board may authorize the division of such Shares into separate series and the division of such series into separate classes, with such characteristics as the Board may determine;

NOW, THEREFORE BE IT RESOLVED, that the Trust shall add “Aberdeen Asian Smaller Companies Fund” as an additional series of the Trust comprised of an unlimited number of Shares (the “New Fund”); and it is further

RESOLVED, that a Share of the New Fund shall represent a proportionate interest in and shall have equal rights with each other Share of the New Fund with respect to the assets of the Trust pertaining to the New Fund and shall have the rights, preferences, privileges and limitations as set forth in the Declaration of Trust; and it is further

RESOLVED, that in accordance with Article III, Sections 1 and 6 of the Declaration of Trust, the initial classes of Shares of the New Fund be, and hereby are, established and designated as Class A, Class C, Class R, Institutional Class and Institutional Service Class and an unlimited number of Shares are hereby classified and allocated to such classes of Shares of the New Fund; and it is further

RESOLVED, that a Share of each class of the New Fund shall represent a proportionate interest in and shall have equal rights with each other Share of such class of the New Fund with respect to the assets of the Trust pertaining to the New Fund and shall have the rights, preferences, privileges and limitations as set forth in the Declaration of Trust, provided that:

1.             The dividends and distributions of investment income and capital gains with respect to Shares of the New Fund shall be in such amounts as may be declared from time to time by the Board (or declared and paid in accordance with a formula adopted by the Board or delegated authority by the Board), and such dividends and distributions may vary with respect to the classes of the New Fund from the dividends and distributions of investment income and capital gains with respect to the other series or classes of the Trust, to reflect charges of any pro rata portion of distribution expenses paid pursuant to a Distribution Plan adopted by the Trust on behalf of the New Fund, as applicable, in accordance with Rule 12b-1 under the Investment Company Act of 1940 (the “1940 Act”) (or any successor thereto) (a “Distribution Plan”), to reflect charges of any pro rata portion of administrative service expenses paid pursuant to an Administrative Services Plan adopted by the Trust on behalf of the New Fund, as applicable, or to reflect differing allocations of the expenses of the Trust among its series or classes and any resultant difference among the net asset values per share of each series or classes, to such extent and for such purposes as the Board may deem appropriate.  The allocation of investment income, capital gains, expenses and liabilities of the New Fund among its classes shall be determined by the Board in a manner that is consistent with the Multiple Class Plan adopted by the Trust in accordance with Rule 18f-3 under the 1940 Act.

2.             Except as may otherwise be required by law, pursuant to any applicable order, rule or interpretation issued by the SEC, or otherwise, the holders of Shares of the New Fund shall have (i) exclusive voting rights with respect to any matter submitted to a vote of shareholders that affects only holders of Shares of the New Fund, as applicable, including, without limitation, the provisions of any Distribution Plan applicable to a class; (ii) voting rights with respect to the provisions of any Distribution Plan that may in the future (as a result of any conversion of a class of Shares or otherwise) affect such class of Shares; and (iii) no voting rights with respect to the provisions of any Distribution Plan applicable to any other series or class of the Trust or with regard to any other matter submitted to a vote of shareholders that does not now or in the future affect holders of Shares of the New Fund or class; and it is further

RESOLVED, that the Secretary of the Trust is hereby authorized and directed to prepare a Certificate of Establishment and Designation of Additional Series memorializing the establishment and creation of the New Fund in accordance with these resolutions; and it is further

RESOLVED, that that the proper officers of the Trust or their designees are authorized and directed to prepare or cause the preparation of, to execute and to cause to be filed with the SEC, a post-effective amendment or amendments to the Trust’s Registration Statement on Form N-1A under the Securities Act of 1933 (the “1933 Act”) and the 1940 Act relating to the addition of the New Fund, including prospectuses and statements of additional information for the New Fund and any exhibits or other documents as they may deem necessary or appropriate, in order to register the Shares of the New Fund under the 1933

Act and the 1940 Act for the offer and sale in a continuous public offering of such Shares; and it is further

RESOLVED, that it is desirable and in the best interests of the Trust that Shares of the New Fund be qualified or registered for sale in various States; that the President or Vice President, and the Secretary be, and each hereby is, authorized to determine the States in which appropriate action shall be taken to qualify or register for sale all or such part of such Shares as said officers may deem advisable; that said officers are hereby authorized to perform for the Trust any and all such acts as they deem necessary or advisable in order to comply with the applicable laws of any such States, and in connection therewith to execute, file and certify all requisite papers and documents, including, but not limited to, applications, forms of resolutions, reports, surety bonds, irrevocable consents, and appointments of attorneys for service of process; and that the execution by such officers of any such paper or document or the doing by them of any act in connection with the foregoing matters shall conclusively establish their authority therefor from the Trust and the approval and ratification by the Trust of the papers and documents so executed and the action so taken.

Approval of Fund Name Change for Aberdeen Asian Smaller Companies Fund (January 20, 2011)

WHEREAS, Rule 35d-1 under the Investment Company Act of 1940, as amended (the “1940 Act”), provides that a mutual fund name suggesting a focus in a particular country or geographic region would be deemed materially deceptive or misleading unless the fund has adopted a policy to invest, under normal circumstances, at least 80% of its net assets, plus the amount of any borrowings for investment purposes, in investments that are tied economically to the particular country or region suggested by its name; and

WHEREAS, the Aberdeen Asian Smaller Companies Fund (the “Fund”) is proposed to have a policy to invest at least 80% of the value of its net assets, plus any borrowings for investment purposes, in equity securities of Smaller Companies of Asia-Pacific (excluding Japan) issuers; and

WHEREAS, Management, on advice from counsel to the Fund, has proposed that the name of the Fund be changed to the Aberdeen Asia-Pacific Smaller Companies Fund to comply with Rule 35d-1 under the 1940 Act.

NOW, THEREFORE, BE IT

RESOLVED, that the proposed change in the name of the Aberdeen Asian Smaller Companies Fund to the Aberdeen Asia-Pacific Smaller Companies Fund, effective January 20, 2011, be, and it hereby is, approved.

In witness whereof, I have hereunto set my hand as such officer of the Trust as of this 28th day of January, 2011.

Aberdeen Funds

/s/ Megan Kennedy

Megan Kennedy
Secretary